UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 19, 2017

ALEXION PHARMACEUTICALS, INC.
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(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
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(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 College Street, New Haven, Connecticut 06510
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(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 475 230-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2017, Alexion Pharmaceuticals, Inc. (Alexion or the Company) announced executive leadership changes.

Mr. Brian Goff will join Alexion as Chief Commercial Officer, effective June 1, 2017. Mr. Goff succeeds Carsten Thiel who is leaving the Company, effective June 1, 2017, to pursue new opportunities.

Mr. David Anderson, Chief Financial Officer, will resign his position at the end of August 2017. The Company has commenced a search for a new Chief Financial Officer.

Dr. Martin Mackay, Executive Vice President, Head of Research & Development, is retiring from the Company at the end of 2017. The Company has commenced a search for a new head of Research & Development.

Ms. Clare Carmichael, Executive Vice President, Chief Human Resources Officer, will be leaving the Company, effective June 1, 2017, to pursue new opportunities. The Company has commenced a search for a new head of Human Resources.

Mr. Goff, age 48, most recently served as Chief Operating Officer and a member of the Board of Directors of Neurovance, Inc., from December 2016 until Neurovance was acquired by Otsuka Pharmaceuticals Co. in March 2017. Previously, Mr. Goff served as Executive Vice President & President – Hematology Division, of Baxalta Incorporated, a public company spin-off from Baxter International Inc., from January 2015 until its combination with Shire plc in June 2016. From June 2012 until December 2014, he served with Baxter Healthcare Corporation as Global Hemophilia Franchise Head. Earlier in his career, Mr. Goff held positions of increasing responsibility in sales and marketing roles with Novartis Pharmaceuticals, and the pharmaceutical division of Johnson & Johnson. Mr. Goff earned his M.B.A. from the Wharton School at the University of Pennsylvania and his B.A. from Skidmore College.

In connection with Mr. Goff’s appointment, Alexion and Mr. Goff will enter into an employment agreement (the Employment Agreement) that has a three-year term subject to automatic one-year extensions, unless Alexion or Mr. Goff provides notice prior to the end of the term, as extended. Pursuant to the Employment Agreement, Mr. Goff will receive a base salary of at least $675,000 per year and will be eligible to receive an annual performance bonus targeted at 70% of his base salary, with the amount of the bonus to be determined by the Board or the Leadership and Compensation Committee pursuant to Alexion’s management incentive bonus program as in effect from time to time.

In connection with his appointment, Mr. Goff will receive equity awards under Alexion's 2017 Incentive Plan of stock options valued at approximately $726,000, restricted stock units valued at approximately $1,474,000 and performance share units valued at target at approximately $800,000. The stock options vest 25% on the first anniversary of the grant date and one sixteenth every three months thereafter, subject to continuous service. The restricted stock units vest 25% on each of the first, second, third and fourth anniversary of the grant date. The Performance Share Units may be earned following a one year performance period, and if earned, one-third will vest upon certification of performance and one third on each of the next two anniversaries. In addition, Mr. Goff will be eligible to receive stock-based awards under Alexion’s equity incentive plan or program maintained by Alexion as in effect from time to time in the discretion of the Board or the Leadership and Compensation Committee. Mr. Goff is also subject to certain customary non-solicitation and non-competition provisions.

Mr. Goff was not selected as Chief Commercial Officer pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Mr. Goff and no family relationships between Mr. Goff and any of the directors or officers of the Company.

A copy of the Company’s press release announcing the appointment of Mr. Goff, and the departures of Mr. Anderson, Dr. Mackay, Dr. Thiel and Ms. Carmichael, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated May 23, 2017

 Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2017	ALEXION PHARMACEUTICALS, INC.
By: /s/ Michael V. Greco Name: Michael V. Greco Title: Senior Vice President of Law and Corporate Secretary